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                                                                     EXHIBIT 4.3



                               AMENDMENT NO. 7 TO
                         ACCOUNTS RECEIVABLE FINANCING
                    AGREEMENT {SECURITY AGREEMENT} AND RIDER
                     NO. 1 TO ACCOUNTS RECEIVABLE FINANCING
                         AGREEMENT (SECURITY AGREEMENT)

                 This Amendment No. 7 (the "Amendment") dated as of January 15, 1993 is entered into by Keystone Consolidated Industries, Inc. ("Debtor") and Congress Financial Corporation (Central) ("Congress"). Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Accounts Receivable Financing Agreement {Security Agreement} dated as of December 19, 1986, as amended (as so amended the "Loan Agreement") , and Rider No. 1 to Accounts Receivable Financing Agreement (Security Agreement) , dated as of December 19, 1986, as amended (as so amended, the "Rider") , by and
between Debtor and Congress.   The Rider and the Loan Agreement are
collectively hereinafter referred to as the "Agreement."

                                  WITNESSETH:

                 WHEREAS, Debtor and Congress have entered into the Agreement;
and

                 WHEREAS, Debtor and Congress have agreed to amend the Rider on the terms and conditions set forth below.

                 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree, effective January 1, 1992, paragraph 1(p) of the Rider is deleted in its entirety and the following is substituted therefore:

         (p) "Tangible Net Worth" shall mean, as of any date of determination, the excess of total assets over total liabilities of the Debtor in conformity with generally accepted accounting principles
         (GAAP), but excluding from
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         the determination of total assets any items which are treated as intangibles in conformity with GAAP, and excluding from total assets and liabilities any increased pension or postretirement benefit liabilities or increased assets which result solely from the Debtor's adoption of Financial Accounting Standards Board Statements Nos. 87, 88 and 106 ("SFAS Nos. 87, 88 and 106").


                 IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

                                        KEYSTONE CONSOLIDATED
                                        INDUSTRIES, INC.




                                        By: /s/ HAROLD M. CURDY
                                        Name: Harold M. Curdy
                                        Title: Vice President, Finance


CONGRESS FINANCIAL CORPORATION
  (CENTRAL)




By: /s/ JAMES W. WALD
Name: James W. Wald
Title: Vice President